Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 9, 2011: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced its results for the second quarter ended September 30, 2011.

For the three months ended September 30, 2011, the Company reported a net loss of $309,941, or $0.13 per basic and diluted share, on net sales of $3,307,514, compared to net income of $268,376, or $0.11 per basic and diluted share, on net sales of $3,714,378 for the same period last year.

For the six months ended September 30, 2011, sales were $6,508,816 versus $7,395,799 for the same period last year. The Company reported a net loss of $309,360, or $0.13 per basic and diluted share, compared to net income of $550,243, or $0.23 per basic and diluted share.

“The loss for the quarter was primarily due to three reasons. First, the Company incurred approximately $100,000 of non-recurring air freight and associated costs to deliver our new Carbon Monoxide alarms to Canada. Second, the Company incurred approximately $94,000 in tax expense associated with receipt of dividends from our Joint Venture. Finally, our Joint Venture had lower earnings due to lower sales to non-affiliated customers during the European summer sales season,” said Harvey Grossblatt, CEO of Universal.

The Company reported that it has purchased 11,000 shares of stock under its recently announced Stock Repurchase Plan.  The book value of the Company at September 30, 2011 was $11.17.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,
	2011	2010
Sales	$3,307,514	$3,714,378
Net (loss) income	(309,941)	268,376
(Loss) income per share:
Basic	(0.13)	0.11
Diluted	(0.13)	0.11
Weighted average number of common shares outstanding:
Basic	2,387,887	2,387,887
Diluted	2,387,887	2,394,750

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2011	2010
Sales	$6,508,816	$7,395,799
Net (loss) income	(309,360)	550,243
(Loss) income per share:
Basic	(0.13)	0.23
Diluted	(0.13)	0.23
Weighted average number of common shares outstanding:
Basic	2,387,887	2,387,887
Diluted	2,387,887	2,395,043

CONSOLIDATED BALANCE SHEETS
	September 30, 2011	March 31, 2011
ASSETS
Cash and investments	$4,689,459	$6,728,593
Accounts receivable and amount due from factor	2,613,718	2,216,635
Inventory	4,987,278	3,534,011
Prepaid expenses	493,356	519,356
TOTAL CURRENT ASSETS	12,783,811	12,998,595

INVESTMENT IN HONG KONG JOINT VENTURE	13,003,839	13,149,614
PROPERTY, PLANT AND EQUIPMENT – NET	271,673	292,874
OTHER ASSETS AND DEFERRED TAX ASSET	2,076,847	2,042,695
TOTAL ASSETS	$28,136,170	$28,483,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,160,672	$1,247,494
Accrued liabilities	259,572	210,998
TOTAL CURRENT LIABILITIES	1,420,244	1,458,492

LONG TERM OBLIGATION	25,000	25,000

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,387,887 at September 30, 2011 and March 31, 2011	23,879	23,879
Additional paid-in capital	13,135,198	13,135,198
Retained earnings	13,531,849	13,841,209
TOTAL SHAREHOLDERS’ EQUITY	26,690,926	27,000,286

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,136,170	$28,483,778